EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor Contact: Peg Lupton
(203) 743-8234
Media Contact: Kelly Maicon
(203) 743-8575

ETHAN ALLEN ANNOUNCES THIRD QUARTER RESULTS;
SALES INCREASE 9%; EARNINGS PER SHARE INCREASE 17%

DANBURY, CT., APRIL 20, 2004 — Ethan Allen Interiors Inc. (NYSE:ETH) (“Ethan Allen” or the “Company”) today reported sales and earnings for the three and nine months ended March 31, 2004.

Net sales for the quarter ended March 31, 2004 increased 8.9% to $244.6 million from $224.6 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 13.1% to $144.1 million, while Wholesale sales increased 2.9% to $178.9 million during that same period. For the quarter, comparable Ethan Allen store delivered sales increased 9.7%. Ethan Allen sells through an exclusive network of 312 retail locations, of which 124 are Company-owned.

For the nine months ended March 31, 2004, net sales increased 5.6% to $708.5 million from $670.8 million in the prior year. Net delivered sales for the Company’s Retail division increased 10.1% to $426.3 million, while Wholesale sales increased 2.3% to $501.5 million during that same period. Year-to-date, comparable Ethan Allen store delivered sales increased 4.0%.

Earnings per share for the current quarter amounted to $0.61 on net income of $23.4 million. This compares to earnings per share and net income of $0.30 and $11.7 million, respectively, recorded in the prior year quarter, which includes pre-tax restructuring and impairment charges of $13.2 million. Excluding the impact of these restructuring and impairment charges, earnings per share increased $0.09, or 17.3%, while net income increased $3.5 million, or 17.4%.

Earnings per share for the nine month period totaled $1.74 on net income of $66.7 million. This compares to earnings per share and net income of $1.42 and $54.8 million, respectively, recorded in the prior year period, which includes pre-tax restructuring and impairment charges of $13.1 million. Excluding the impact of these restructuring and impairment charges, earnings per share increased $0.10, or 6.1%, while net income increased $3.5 million, or 5.6%.

Total written orders increased 14.0% as compared to the prior year quarter. At the Wholesale level, net orders booked increased 13.6%, while at the Retail level, written sales increased 15.2% and comparable store written sales increased 11.6%.

On a year-to-date basis, total written orders increased 8.2% as compared to the prior year. Within that same period, Wholesale net orders booked increased 7.4%, while Retail written sales increased 10.6% and comparable store written sales increased 4.4%.

Farooq Kathwari, Chairman and CEO, commented: “We are pleased with our results for the quarter. Encouraging signs noted in recent periods, which appear to indicate an increasing level of consumer confidence and a further strengthening of the U.S. economy, have continued. The sustainability of such trends continues to have a positive effect on the Company’s incoming order rate and backlog.”

Mr. Kathwari continued: “Strategic initiatives undertaken during the past year to help position the Company for this next phase of economic growth are already providing benefits. The objective of such initiatives was to ensure that Ethan Allen remained well-positioned to provide customers with a comprehensive complement of home furnishing solutions while, at the same time, remaining competitive in the global market. Stronger marketing programs, more efficient U.S. manufacturing operations, and better sourcing capacity, both domestically and abroad, have enabled us to increase sales, improve profitability, and continue generating healthy levels of operating cash which has been, and will continue to be, utilized to grow our business and increase shareholder value.”

On the question of business trends, Mr. Kathwari stated: “We continue to work under the assumption that the positive trends noted in recent months will continue. As such, we remain optimistic that the business growth we have experienced is indicative of further economic expansion for the remainder of 2004. As we have previously stated, assuming no unexpected deterioration in the economy or consumer confidence, we continue to believe we have the opportunity to generate fiscal year sales and earnings per share increases of approximately 5% and 10%, respectively.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 312 retail stores (310 full-line and 2 Ethan Allen Kids) in the United States and abroad. Ethan Allen has 14 manufacturing facilities, which include 3 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Tuesday, April 20, 2004. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2003 and other reports filed with the Securities and Exchange Commission. Management’s discussion in this release contains forward-looking statements relating to future results of the Company. These forward-looking statements are subject to various assumptions, risk and uncertainties, and accordingly, actual results could differ materially from those contemplated by the forward-looking statements.

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Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Nine Months Ended
	3/31/04	3/31/03	3/31/04	3/31/03
Net Sales	$244.6	$224.6	$708.5	$670.8
Gross Margin	48.8%	49.8%	48.6%	49.9%
Operating Margin	15.5%	8.4%	14.9%	13.1%
Operating Margin (ex restructuring & impairment charge)	15.5%	14.3%	14.9%	15.1%
Net Income	$23.4	$11.7	$66.7	$54.8
Net Income (ex restructuring & impairment charge)	$23.4	$19.9	$66.5	$63.0
Operating Cash Flow	$36.1	$18.0	$112.6	$74.0
Capital Expenditures	$4.7	$6.4	$14.0	$23.3
Treasury Stock Repurchases	$–	$18.7	$–	$48.3
EBITDA	$43.4	$24.4	$124.4	$104.4
EBITDA as % of Net Sales	17.7%	10.8%	17.6%	15.6%
EBITDA (ex restructuring & impairment charge)	$43.4	$37.6	$124.2	$117.6
EBITDA as % of Net Sales (ex restructuring &
impairment charge)	17.7%	16.7%	17.5%	17.5%

Selected Financial Data by Business Segment:

	Three Months Ended		Nine Months Ended
Retail	3/31/04	3/31/03	3/31/04	3/31/03
Net Sales	$144.1	$127.3	$426.3	$387.1
Operating Margin	2.8%	1.7%	2.4%	3.4%

	Three Months Ended		Nine Months Ended
Wholesale	3/31/04	3/31/03	3/31/04	3/31/03
Net Sales	$178.9	$173.9	$501.5	$490.1
Operating Margin	19.1%	12.0%	18.2%	15.9%
Operating Margin (ex restructuring & impairment charge)	19.1%	19.7%	18.2%	18.6%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2004	2003	2004	2003
Net sales	$244,592	$224,574	$708,507	$670,816
Cost of sales	125,319	112,624	364,512	336,347

Gross profit	119,273	111,950	343,995	334,469
Operating expenses:
Selling	45,045	45,257	130,875	132,022
General and administrative	36,291	34,632	107,759	101,348
Restructuring and impairment charges	–	13,223	(264)	13,131

Total operating expenses	81,336	93,112	238,370	246,501

Operating income	37,937	18,838	105,625	87,968
Interest and other miscellaneous income	223	58	3,171	707
Interest and other related financing costs	179	130	487	507

Income before income tax expense	37,981	18,766	108,309	88,168
Income tax expense	14,623	7,094	41,614	33,328

Net income	$23,358	$11,672	$66,695	$54,840

Basic earnings per share:
Net income per share	$0.63	$0.31	$1.79	$1.45

Basic weighted average shares outstanding	37,300	37,560	37,265	37,771

Diluted earnings per share:
Net income per share	$0.61	$0.30	$1.74	$1.42

Diluted weighted average shares outstanding	38,551	38,546	38,406	38,751

Reconciliation of GAAP to Non-GAAP Information:

Net income	$23,358	$11,672	$66,695	$54,840
Add: restructuring & impairment charge, net of related tax effect	–	8,225	(163)	8,167

Net income (ex restructuring & impairment charge)	$23,358	$19,897	$66,532	$63,007

Earnings per basic share (ex restructuring & impairment charge)	$0.63	$0.53	$1.79	$1.67

Basic weighted average shares outstanding	37,300	37,560	37,265	37,771
Earnings per diluted share (ex restructuring & impairment charge)	$0.61	$0.52	$1.73	$1.63

Diluted weighted average shares outstanding	38,551	38,546	38,406	38,751

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2004	June 30, 2003
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$177,018	$81,856
Accounts receivable, net	26,257	26,439
Inventories, net	185,794	198,212
Prepaid expenses and other current assets	50,201	53,755

Total current assets	439,270	360,262
Property, plant, and equipment, net	281,640	289,423
Intangible assets, net	79,099	78,939
Other assets	1,826	2,944

Total Assets	$801,835	$731,568

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt
and capital lease obligations	$4,758	$996
Customer deposits	61,622	55,939
Accounts payable	32,301	25,375
Accrued expenses	51,652	52,116

Total current liabilities	150,333	134,426
Long-term debt	4,525	9,222
Deferred income taxes	50,289	47,539
Other long-term liabilities	1,817	2,682
Total shareholders' equity	594,871	537,699

Total Liabilities and Shareholders' Equity	$801,835	$731,568